UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )



                          FIVE STAR QUALITY CARE, INC.
                                (Name of Issuer)

                         COMMON STOCK - $0.01 PAR VALUE
                         (Title of Class of Securities)

                                  33832D 10 6
                                 (CUSIP Number)

                                  JULY 15, 2002
            (Date of Event Which Requires Filing of This Statement)



                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
    [X]  Rule 13d-1(b)
    [ ]  Rule 13d-1(c)
    [ ]  Rule 13d-1(d)

                                  SCHEDULE 13G

-----------------------                                      -------------------
 CUSIP NO. 33832D 10 6                                        PAGE 2 OF 9 PAGES
-----------------------                                      -------------------

--------------------------------------------------------------------------------
1.                NAME  OF  REPORTING  PERSON
                  Robert  E.  Robotti
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                       (b) [x]
--------------------------------------------------------------------------------
3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
                  New  York

--------------------------------------------------------------------------------
              5.  SOLE VOTING POWER
                  -0-
NUMBER OF     ------------------------------------------------------------------
SHARES        6.  SHARED VOTING POWER
BENEFICIALLY      443,910
OWNED BY      ------------------------------------------------------------------
EACH          7.  SOLE DISPOSITIVE POWER
REPORTING         -0-
PERSON WITH   ------------------------------------------------------------------
              8.  SHARED DISPOSITIVE POWER
                  443,910
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                  443,910
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES*
--------------------------------------------------------------------------------
11.               PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                  5.3%
--------------------------------------------------------------------------------
12.               TYPE  OF  REPORTING  PERSON*

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------                                      -------------------
 CUSIP NO. 33832D 10 6                                        PAGE 3 OF 9 PAGES
-----------------------                                      -------------------

--------------------------------------------------------------------------------
1.                NAME  OF  REPORTING  PERSON
                  Robotti & Company, Incorporated
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 11-2627501
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                       (b) [x]
--------------------------------------------------------------------------------
3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
                  New York
--------------------------------------------------------------------------------
              5.  SOLE VOTING POWER
                  -0-
NUMBER OF     ------------------------------------------------------------------
SHARES        6.  SHARED VOTING POWER
BENEFICIALLY      276,910
OWNED BY      ------------------------------------------------------------------
EACH          7.  SOLE DISPOSITIVE POWER
REPORTING         -0-
PERSON WITH   ------------------------------------------------------------------
              8.  SHARED DISPOSITIVE POWER
                  276,910
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                  276,910
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES*
--------------------------------------------------------------------------------
11.               PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                  3.3%
--------------------------------------------------------------------------------
12.               TYPE  OF  REPORTING  PERSON*

                  CO, BD, IA
--------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------                                      -------------------
 CUSIP NO. 33832D 10 6                                        PAGE 4 OF 9 PAGES
-----------------------                                      -------------------

--------------------------------------------------------------------------------
1.                NAME  OF  REPORTING  PERSON
                  The Ravenswood Investment Company, L.P.
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 11-2474002
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                       (b) [x]
--------------------------------------------------------------------------------
3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
                  United States
--------------------------------------------------------------------------------
              5.  SOLE VOTING POWER
                  -0-
NUMBER OF     ------------------------------------------------------------------
SHARES        6.  SHARED VOTING POWER
BENEFICIALLY      167,000
OWNED BY      ------------------------------------------------------------------
EACH          7.  SOLE DISPOSITIVE POWER
REPORTING         -0-
PERSON WITH   ------------------------------------------------------------------
              8.  SHARED DISPOSITIVE POWER
                  167,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                  167,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES*
--------------------------------------------------------------------------------
11.               PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                  2.0%
--------------------------------------------------------------------------------
12.               TYPE  OF  REPORTING  PERSON*

                  PN
--------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------

                                  SCHEDULE 13G


ITEM 1(a).  NAME OF ISSUER.

            Five Star Quality Care, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            400 Centre Street
            Newton, Massachusetts 02458

ITEM 2(A).  NAME OF PERSONS FILING:

            This statement is filed by:

            (i)   Robert  E. Robotti, a United States citizen ("Robotti");

            (ii) Robotti & Company, Incorporated, a New York corporation ("Robotti & Company"); and

            (iii) The  Ravenswood  Investment  Company,  L.P.,  a New York
                  limited  partnership  ("Ravenswood")


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            c/o Robotti & Company, Incorporated
               52  Vanderbilt  Avenue,
               Suite  503
               New  York,  New  York  10017

ITEM 2(C).  CITIZENSHIP:

            See  Item  2(a)


ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock - $0.01 par value

ITEM 2(E).  CUSIP NUMBER:

            33832D 10 6


                                Page 5 of 9 Pages

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
          (C),  CHECK  WHETHER  THE  PERSON  FILING  IS  A:


          (a) [x] Broker or dealer registered under Section 15 of the Exchange Act.
          (b)  [ ]  Bank  as  defined  in  Section  3  (a)(6)  of  the  Exchange
                    Act.
          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
          (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
          (e)  [x]  An  investment  adviser  in  accordance  with  Rule  13d-1
                    (b)(1)(ii)(E);
          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);
          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);
          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
          (j)  [ ]  Group,  in  accordance  with  Rule  13d-1  (b)  (1)(ii)(J)

ITEM 4.   OWNERSHIP:

          (a) Robert E. Robotti shares beneficial ownership of 443,910 shares of the Security through the following:

               - his ownership of Robotti & Company, a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment advisor in accordance with Rule 13d-1 (b)(1)(ii)(E), by virtue of the investment discretion Robotti & Company has over the accounts of its brokerage customers and advisory clients, which hold an aggregate of 266,910 shares of the Security; and
               -    the IRA of his wife, Suzanne Robotti, which holds 10,000
                    shares of the Security with Robotti & Company; and
               -    his position as General Partner of Ravenswood, which owns
                    167,000 shares of the Security.


                                Page 6 of 9 Pages

               (b) The amount of shares of the Security beneficially owned by Robert E. Robotti is 5.3% of the total outstanding shares of the Security.

               (c) (i) Mr. Robotti does not have the sole power to vote or direct the vote of any of the shares of the Security.

                    (ii) Mr. Robotti shares the power to vote or direct the vote of the shares of the Security as follows:

                    - he shares with Robotti & Company the power to vote or direct the vote of 266,910 shares of the Security; and

                    - he shares with Suzanne Robotti the power to vote or direct the vote of 10,000 shares of the Security; and

                    - he shares with the other General Partner of Ravenswood the power to vote or direct the vote of 167,000 shares of the Security.

                    (iii) Mr. Robotti does not have the sole power to dispose or to direct the disposition of any of the shares of the Security.

                    (iv) Mr. Robotti shares the power to dispose or to direct the disposition of the shares of the Security as follows:

                    - he shares with Robotti & Company the power to dispose or to direct the disposition of 266,910 shares of the Security; and

                    - he shares with Suzanne Robotti the power to dispose or to direct the disposition of 10,000 shares of the Security; and

                    - he shares with the other General Partner of Ravenswood the power to dispose or to direct the disposition of 167,000 shares of the Security.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not  applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not  applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
          THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not  applicable.


                                Page 7 of 9 Pages

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not  applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not  applicable.

ITEM 10.  CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                Page 8 of 9 pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 25,2002




                                        By:   /s/ Robert E. Robotti
                                            ------------------------------
                                            Name: Robert E. Robotti



                                        Robotti & Company, Incorporated


                                        By:   /s/ Robert E. Robotti
                                            ------------------------------
                                            Name: Robert E. Robotti
                                            Title: President and Treasurer


                                        The Ravenswood Investment Company, L.P.


                                        By:   /s/ Robert E. Robotti
                                            ------------------------------
                                            Robert E. Robotti
                                            Title: General Partner


                                Page 9 of 9 Pages